SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☒ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐ Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

ACCLAIM ENTERTAINMENT, INC.

(Name of Registrant As Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement)

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2003

NOTICE OF ANNUAL

STOCKHOLDERS MEETING

AND

PROXY STATEMENT

PLEASE COMPLETE, SIGN, DATE AND

RETURN YOUR PROXY CARD PROMPTLY

August 3, 2003

Dear Fellow Stockholders:

You are cordially invited to join us at our 2003 Annual Meeting of Stockholders that will be held at The Wyndham Windwatch Hotel in Hauppauge on September 5, 2003 at 3:00 p.m. At this meeting our stockholders will be asked to (i) elect seven Directors, (ii) authorize the Board of Directors, in the six month period commencing with the date of the meeting, to issue, in connection with capital raising transactions, up to 30,000,000 shares of common stock, preferred stock, warrants, notes, securities or other rights convertible into common stock, in the aggregate (iii) ratify the issuance of shares of our common stock in accordance with Nasdaq Rule 4350(i)(1)(a), (iv) approve the issuance of shares of common stock to the Acclaim Entertainment Employee Benefits Trust, for the benefit of Rodney Cousens, our new Chief Executive Officer, in accordance with Nasdaq Rule 4350(i)(1)(a), and (v) ratify the appointment of KPMG LLP as our auditors for the next fiscal year. After the meeting, we will report on our financial results in the last fiscal year and answer your questions. Enclosed with this Proxy Statement are your voting instructions and our 2003 Annual Report on Form 10-K.

We know that it is not practical for most stockholders to attend the Annual Meeting in person. Whether or not you attend, your vote is important. In lieu of attending the Annual Meeting, you may vote your shares on the enclosed proxy card. Voting materials, which include the Proxy Statement, Proxy Card and our 2002 Annual Report on Form 10-K, are being mailed to our stockholders on or about August 3, 2003.

Sincerely,

Rodney P. Cousens

Chief Executive Officer

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

DATE:	September 5, 2003

TIME:	3:00 P.M.

PLACE:	Wyndham Windwatch Hotel 1717 Motor Parkway Hauppauge, NY 11788

MATTERS TO BE VOTED UPON:

1.	Election of seven Directors to hold office for a one-year term;

2.	To authorize the Board of Directors, in the six month period commencing with the date of the meeting, to issue, in connection with capital raising transactions, up to 30,000,000 shares of common stock, preferred stock, warrants, notes, securities or other rights convertible into common stock, in the aggregate, in excess of the number of shares that NASDAQ’s Rule 4350(i)(1)(D) permits the Company to issue in such transactions without prior stockholder approval. Issuance of all such 30,000,000 shares shall be for an aggregate consideration of not less than $15,000,000 (or such proportionately lower amount depending upon the number of shares actually issued by us) and at an exercise price not less than 75% of the market price of the common stock at the time of entering into the transactions and upon such terms as the Board of Directors shall have deemed to be in the best interests of the Company;

3.	Ratification of the issuance of shares of our common stock in accordance with Nasdaq Rule 4350(i)(1)(a);

4.	Approval of the issuance of shares of common stock to the Acclaim Entertainment Employee Benefits Trust, for the benefit of Rodney Cousens, our new Chief Executive Officer, in accordance with Nasdaq Rule 4350(i)(l)(a);

5.	Ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2004; and

6.	Any other matters that may properly come before the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR EACH OF THE NOMINEES AND FOR EACH PROPOSAL.

Stockholders of record as the close of business on July 9, 2003 are entitled to notice of the meeting and to attend and vote at the meeting. A complete list of these stockholders will be available at our corporate headquarters for a period of ten days prior to the meeting. Our corporate headquarters are located at One Acclaim Plaza, Glen Cove, New York 11542.

By Order of the Board of Directors,

James R. Scoroposki

Secretary

PROXY STATEMENT

Our Board of Directors is soliciting proxies for our 2003 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board has set July 9, 2003 as the record date for the meeting. Stockholders who owned the Company’s common stock on that date are entitled to notice of the meeting, and to attend and vote at the meeting, with each share entitled to one vote. There were 113,084,491 shares of the Company’s common stock outstanding on the record date.

Officers, directors and regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid. The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to our stockholders in connection with this solicitation. The Company may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to our Secretary, by revocation in person at the meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by proxies solicited by our Board of Directors will be voted in accordance with the directions given therein.

Please note that during fiscal 2003, we changed our fiscal year end from August 31 to March 31. Accordingly, all references to fiscal 2003 in this Proxy Statement reflect the seven month period ended March 31, 2003, unless otherwise noted.

In this Proxy Statement:

•	“Acclaim”, “we”, and “Company” mean Acclaim Entertainment, Inc.

•	Holding shares in “street name” means your Company shares are held in an account at a bank, brokerage firm or other nominee.

COMMONLY ASKED QUESTIONS and ANSWERS

Q:	Why am I receiving this Proxy Statement and Proxy Card?

A:	This Proxy Statement describes proposals upon which you, as a stockholder, will vote. It also gives you information on these proposals, as well as other information so that you can make an informed decision.

Q:	What is the Proxy Card?

A:	The Proxy Card enables you to appoint any of Gregory E. Fischbach, James R. Scoroposki and Gerard F. Agoglia as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing any of Mr. Fischbach, Mr. Scoroposki and Mr. Agoglia to vote your shares at the meeting as you have instructed them on the proxy card. This way your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card before the meeting date just in case your plans change.

Q:	Who can vote at the Annual Meeting?

A:	Stockholders who owned Acclaim’s common stock on July 9, 2003 may attend and vote at the Annual Meeting. Each share of common stock is entitled to one vote. There were 113,084,491 shares of the Company’s Common stock outstanding on July 9, 2003.

Q:	What am I voting on?

A:	We are asking you to:

•	elect seven Directors;

•	approve the raising of additional capital through the issuance of the Company’s securities in accordance with NASDAQ’s Rule 4350(i)(1)(D);

•	ratify the issuance of shares in compliance with Nasdaq Rule 4350(i)(1)(a);

•	approve the issuance of shares of common stock to Rodney Cousens in accordance with Nasdaq Rule 4350(i)(l)(a); and

•	ratify the appointment of our auditors for fiscal year 2004.

Q:	How do I vote?

A:	You may vote by mail

Complete, date, sign and mail the proxy card in the enclosed postage pre-paid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the meeting.

If you attend the Annual Meeting, you may complete the ballot we will pass out to any stockholder who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at our transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

Q:	What if I change my mind after I return my proxy?

A:	You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	Sending a signed statement to the Company that the proxy is revoked. (You may send such a statement to the Company’s Secretary at its corporate headquarters, at the address listed on the Notice of Meeting), or

•	Signing another proxy with a later date, or

•	Voting at the Annual Meeting.

Your proxy will not be revoked if you attend the meeting but do not vote.

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:	If your shares are registered in your name, they will not be voted unless you submit your proxy card, or vote in person at the meeting. If your shares are held in street name, your bank, brokerage firm or other nominee, under certain circumstances, may vote your shares.

Brokerage firms, banks and other nominees may vote customers’ unvoted shares on “routine” matters. Generally, a broker may not vote a customer’s unvoted shares on non-routine matters without instructions from the customer and must instead submit a “broker non-vote.” A broker non-vote is counted toward the shares needed for a quorum, but it is not counted in determining whether a matter has been approved.

Q:	Who will count the votes?

A:	Employees of Computershare Investor Services will tabulate the votes. Additionally, stockholders vote at the meeting by casting ballots (in person or by proxy), which are tabulated by a person who is appointed by our Board before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office.

Q:	How many shares must be present to hold the meeting?

A:	To hold the meeting and conduct business, a majority of Acclaim’s outstanding voting shares as of July 9, 2003 must be present at the meeting. On this date, a total of 113,084,491 shares of common stock were outstanding and entitled to vote. Shares representing a majority, or 56,542,246 votes must be present. This is called a quorum.

Votes are counted as present at the meeting if the stockholder either:

•	Is present and votes in person at the meeting, or

•	Has properly submitted a proxy card.

Q:	How many votes must the nominees have to be elected as Directors?

A:	The seven nominees receiving the highest number of “For” votes will be elected as Directors. This number is called a plurality.

Q:	What happens if one or more of the nominees is unable to stand for re-election?

A:	The Board may reduce the number of Directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card, Gregory E. Fischbach, James R. Scoroposki and/or Gerard F. Agoglia can vote your shares for a substitute nominee. They cannot vote for more than seven nominees.

Q:	How are votes counted?

A:	You may vote either “For” each nominee or withhold your vote. You may vote “For”, or “Against” or “Abstain” on the proposal for ratification of the independent auditors.

If you abstain from voting on the auditors, your vote will be counted for the purposes of a quorum, but will not be counted as a vote for or against this proposal.

If you sign and return your proxy without voting instructions, your shares will be counted as a “For” vote in favor of each nominee and in favor of each proposal.

Q:	Where do I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2004. We will file that report with the Securities and Exchange Commission, and, once filed, you can get a copy by contacting our Investor Relations Department at (516) 656-5000 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet at www.acclaim.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.

PROPOSALS TO BE VOTED ON

1.	Election of Directors

Nominees for re-election this year are:

•	Gregory E. Fischbach

•	James R. Scoroposki

•	Kenneth L. Coleman

•	Bernard J. Fischbach

•	Robert H. Groman

•	James Scibelli

•	Michael Tannen

THE BOARD RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

Each of the nominees are presently a Director of the Company and have consented to serve a one-year term.

2.	Approval Pursuant To Nasdaq Marketplace Rule 4350(I)(1)(D) for The Issuance Of Shares At Prices Below The Then Current Market Price in Capital Raising Transactions

To authorize the Board of Directors, in the six month period commencing with the date of the meeting, to issue, in connection with capital raising transactions, up to 30,000,000 shares of common stock, preferred stock, warrants, notes, securities or other rights convertible into common stock, in the aggregate, in excess of the number of shares that NASDAQ’s Rule 4350(i)(1)(D) permits the Company to issue in such transactions without prior stockholder approval. Issuance of all such 30,000,000 shares shall be for an aggregate consideration of not less than $15,000,000 (or such proportionately lower amount depending upon the number of shares actually issued by us) and at an exercise price not less than 75% of the market price of the common stock at the time of entering into the transactions and upon such terms as the Board of Directors shall have deemed to be in the best interests of the Company;

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL FOR THE POTENTIAL ISSUANCE OF THE SHARES.

3.	Ratification of the Issuance of shares of our common stock in compliance with Nasdaq Rule 4350(i)(l)(a).

THE BOARD, WITH MR. FISCHBACH AND MR. SCOROPOSKI ABSTAINING, RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF THIS ISSUANCE.

4.	Approval of the issuance of shares of common stock to the Acclaim Entertainment Employee Benefits Trust, for the benefit of Rodney Cousens, our new Chief Executive Officer.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THIS ISSUANCE.

5.	Ratification of the Appointment of KPMG LLP, Independent Auditors

KPMG LLP has audited the financial statements of Acclaim and its consolidated subsidiaries since fiscal year 1996. The Board has appointed them for fiscal year 2004.

Representatives of KPMG LLP have direct access to members of the Audit Committee and the Board. Representatives of KPMG LLP will attend the meeting in order to respond to appropriate questions from stockholders, and may make a statement if they desire to do so.

Ratification of the appointment of KPMG LLP as our auditors is not required by our bylaws or otherwise. The Board has determined to submit this proposal to the stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee and the Board will review their future selection of auditors. Even if the appointment is ratified, the Audit Committee and the Board may, in their discretion, direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interest of our Company and the stockholders.

THE BOARD RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP.

6.	Other Business

The Board knows of no other business for consideration at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 9, 2003 (except as otherwise indicated) with respect to the number of shares of common stock beneficially owned by each person who is known to the Company to be a beneficial owner of more than 5% of the common stock, the number of shares of common stock beneficially owned by each director and nominee for director of the Company, each Named Executive Officer of the Company, and all current executive officers and directors of the Company as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

Name and Address of Beneficial Owner	Amount Beneficially Owned(1)		Percent of Common Stock Outstanding
Directors and Executive Officers:
Gregory E. Fischbach One Acclaim Plaza Glen Cove, NY 11542	11,726,402	(2)(13)	10.1%

James R. Scoroposki One Acclaim Plaza Glen Cove, NY 11542	11,887,894	(3)(13)	10.3%

Rodney Cousens 112-120 Brompton Road London, England SW3 1JJ	1,686,335	(4)	1.5%

Gerard F. Agoglia 135 Meadowview Drive Trumbull, CT 06611	589,666	(5)	*

Kenneth L. Coleman 2011 North Shoreline Blvd. Mountain View, CA 94043	103,750	(6)	*

Bernard J. Fischbach 1875 Century Park East, Suite 850 Los Angeles, CA 90067	693,776	(7)	*

Robert Groman 196 Peachtree Lane Roslyn Heights, NY 11577	263,750	(8)	*

James Scibelli One Hollow Lane, Suite 208 Lake Success, NY 11042	170,000	(9)	*

Michael Tannen 90 Riverside Drive, Apt. 5B New York, NY 10024	14,750	(10)	*

All current executive officers and directors as a group (9 persons)	26,835,219	(11)	22.1%

Name and Address of Beneficial Owner	Amount Beneficially Owned(1)		Percent of Common Stock Outstanding

5% Stockholders:

Mellon Financial Corporation One Mellon Bank Center Pittsburgh, PA 15258	6,584,534	(12)	5.8%

*	Less than 1% of class.

(1)	Includes shares issuable upon the exercise of warrants and options which are exercisable within the next 60 days.

(2)	Includes 2,616,667 shares issuable upon the exercise of warrants and options, 72,552 shares held as co-trustee of trusts for the benefit of Mr. Scoroposki’s children and 156,276 shares held by Mr. G. Fischbach in trust for the benefit of his children. Shares held in trust are only included once in the computation of shares beneficially owned by current executive officers and directors as a group.

(3)	Includes 2,616,667 shares issuable upon the exercise of warrants and options, 156,276 shares held as co-trustee of trusts for the benefit of Mr. G. Fischbach’s children and 72,552 shares held by Mr. Scoroposki in trust for the benefit of his children. Shares held in trust are only included once in the computation of shares beneficially owned by current executive officers and directors as a group.

(4)	Includes 1,550,834 shares issuable upon the exercise of options.

(5)	Includes 589,666 shares issuable upon the exercise of options

(6)	Includes 93,750 shares issuable upon the exercise of options.

(7)	Represents 537,500 shares issuable upon the exercise of options and 156,276 shares held as co-trustee of trusts for the benefit of Mr. G. Fischbach’s children. Shares held in trust are only included once in the computation of shares beneficially owned by current executive officers and directors as a group.

(8)	Represents shares issuable upon the exercise of options.

(9)	Represents shares issuable upon the exercise of warrants and options.

(10)	Includes 14,750 shares issuable upon the exercise of options.

(11)	Includes 8,582,584 shares issuable upon the exercise of warrants and options. Shares held in trust are only included once in the computation of shares beneficially owned by current executive officers and directors as a group.

(12)	Information in respect of the beneficial ownership of Mellon Financial Corporation and its affiliates and subsidiaries has been derived from its schedule 13G, dated January 14, 2003, filed on its behalf with the Securities and Exchange Commission.

(13)	The shares which are the subject of Proposal 3 are being counted for purposes of calculating beneficial ownership, however, such shares can not be voted until such time as stockholder approval for proposal 3 has been obtained.

PROPOSAL NO. 1:    ELECTION OF DIRECTORS

Seven directors will be elected at the meeting to serve for a term of one year and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the votes of shares of our common stock present in person or represented by proxy at the meeting. At this time, the Board knows of no reason why any nominee would be unable to serve. There is no arrangement or understanding between any director and any other person pursuant to which such person was or is to be selected as a director, except that, pursuant to the employment agreements entered into with each of Messrs. G. Fischbach and Scoroposki, the Company is obligated to use its best efforts to ensure that each of them continue to be elected as a Director and, pursuant to Mr. Cousens’ employment agreement, Acclaim Entertainment Limited (“AEL”), a wholly-owned subsidiary of Acclaim, has agreed that, if the Company shall appoint a new outside director to the Board, AEL shall nominate Mr. Cousens to the Board, subject to approval of our stockholders.

Vote Required

Proposal 1 requires the affirmative vote of a plurality of the shares of our common stock represented in person or by proxy at the meeting, entitled to vote thereon, provided a quorum is present. Votes may be cast in favor or withheld with respect to each nominee. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation for such proposal and, therefore, will not affect the outcome of the vote on this proposal. Brokers have discretionary authority to vote for nominees. The Shares which are the subject of Proposal 3 will not be voted on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE SEVEN NOMINEES NAMED BELOW TO THE BOARD OF DIRECTORS.

Name of Nominee	Principal Occupation	Age	Year Became a Director
Gregory E. Fischbach	Co-Chairman of the Board	61	1987

James R. Scoroposki	Co-Chairman of the Board, Senior Executive Vice President, Secretary and Treasurer	55	1987

Kenneth L. Coleman	Retired Senior Vice President, Silicon Graphics, Inc.	61	1997

Bernard J. Fischbach	Attorney	58	1987

Robert H. Groman	Attorney	61	1989

James Scibelli	President, Roberts & Green, Inc.	53	1993

Michael Tannen	Chief Executive Officer and President, Tannen Media Ventures, Inc.	63	1989

BOARD OF DIRECTORS

BIOGRAPHIES

Gregory E. Fischbach, a founder of our Company, served as our President from our formation until October 1996 and then again from January 1999 through December 2001. Mr. Fischbach also served as our Chief Executive Officer from our formation through June 1, 2003. Mr. Fischbach has been a member of our Board of Directors since 1987 and our Co-Chairman of our Board of Directors since March 1989. Mr. Fischbach remains as Co-Chairman of our Board of Directors.

James R. Scoroposki, a founder of our Company, has been our Senior Executive Vice President since December 1993, a member of our Board of Directors since 1987, Co-Chairman of our Board of Directors since March 1989 and our Secretary and Treasurer since our formation. Mr. Scoroposki was also our Chief Financial Officer from April 1988 to May 1990, Executive Vice President from our formation to November 1993 and acting Chief Financial and Accounting Officer from November 1997 to August 1999. Since December 1979, he has also been the President and sole shareholder of Jaymar Marketing Inc., a sales representative organization. See “Certain Relationships and Related Transactions.”

Kenneth L. Coleman has been a member of the Board of Directors since July 1997. Until his retirement in June of 2001, Mr. Coleman was Executive Vice President of Global Sales, Service and Marketing for Silicon Graphics, Inc. (SGI), a $2.3 billion computer systems company. In his 14-year career at SGI, Mr. Coleman held several senior management positions including Senior Vice President of Global Services and Senior Vice President of Administration and Business Development. Since 2002, Mr. Coleman was the founder of ITM Software and serves as its Chairman and CEO. Since January 1998, Mr. Coleman has served as a director of MIPS Technologies, Inc., a licensor of microprocessor architecture, in Mountain View, California. Since 2001, he has served as a director of United Online, Inc. a provider of value-priced Internet access through its NetZero, Juno and BlueLight Internet consumer brands, in Westlake Village, California. Since 2003, he served as a director of City National Bank, which provides banking, trust and investment services in Southern California, the San Francisco Bay Area and New York City.

Bernard J. Fischbach has been a member of our Board of Directors since 1987 and has, for more than the preceding five years, been a partner in the law firm of Fischbach, Perlstein & Lieberman LLP (and its predecessor firms) in Los Angeles, California.

Robert H. Groman has been a member of our Board of Directors since 1989 and has, for more than the preceding five years, been a partner in the law firm of Groman, Ross & Tisman, P.C. (and its predecessor firms) in Long Island, New York. See “Certain Relationships and Related Transactions.”

James Scibelli has been a member of our Board of Directors since 1993 and has, since March 1986, served as president of Roberts & Green, Inc., a New York financial consulting firm offering a variety of financial and investment consulting services. Mr. Scibelli is also a member of RG Securities LLC, a licensed broker-dealer in New York. See “Certain Relationships and Related Transactions.”

Michael Tannen has been a member of out Board of Directors since 1989 and has, for more than the preceding five years been the Managing Partner of Tannen Media Investment Fund LLC, an investment company specializing in early stage investments in media, entertainment and telecommunications companies. Acting on his own and through Tannen Media Ventures, Inc., a media investment company, he has been a business advisor, consultant and producer representing various media companies.

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of four non-employee Directors, Messrs. Scibelli (chair), Coleman, Groman and Tannen. Each Director is independent under the applicable Nasdaq rules, with the exception of Mr. Scibelli (who received compensation from the Company in connection with his investment banking services in several financing transactions during our 2001 fiscal year, but who pursuant to Nasdaq rules was authorized by the Board of Directors to serve on the Audit Committee given his extensive knowledge of our operations and our industry as well as his extensive background in finance). See “Certain Relationships and Related Transactions.” The Audit Committee functions pursuant to a written charter which was adopted by the Board of Directors during our 2000 fiscal year, and which was amended by the Audit Committee and adopted by the Board of Directors in November of 2002. The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is currently charged with, among other things:

•	recommending to the Board of Directors the engagement or discharge of our independent public accountants, including pre-approving all audit and non-audit related services;

•	approving the scope of the financial audit;

•	requiring the rotation of the lead audit partner;

•	consulting regarding the completeness of our financial statements;

•	reviewing changes in accounting principles;

•	reviewing the audit plan and results of the auditing engagement with our independent auditors and with the officers of Acclaim;

•	reviewing with the officers of Acclaim, the scope and nature and adequacy of Acclaim’s internal accounting and other internal controls and procedures;

•	reviewing the adequacy of the Audit Committee Charter at least annually;

•	meeting with our Internal Auditor on a regular basis;

•	establishing and maintaining procedures regarding complaints related to accounting, internal accounting controls or auditing matters from Acclaim personnel;

•	performing an internal evaluation of the Audit Committee on an annual basis; and

•	reporting, in writing, to the Board of Directors on the Audit Committee’s activities, conclusions and recommendations.

During our 2003 fiscal year, the Audit Committee met on three occasions and acted by written consent on one occasion.

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of three non-employee Directors, Messrs. Coleman (chair), Tannen and Scibelli. The Compensation Committee functions pursuant to a written charter which was adopted by the Board of Directors in November of 2002. The Compensation Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is currently charged with, among other things, reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, determining compensation packages for our Chief Executive Officer and our Senior Executive Vice President, establishing salaries, bonuses and other compensation for our executive officers and administering our Company’s 1998 Stock Incentive Plan, 1988 Stock Option Plan, 1998 Employee Stock Purchase Plan, and 1995 Restricted Stock Plan, evaluating the performance of the Compensation Committee at least annually, and recommending to the Board changes to the plans, as necessary. During our 2003 fiscal year, the Compensation Committee met on two occasions and acted by written consent on five occasions.

The Executive Committee of the Board of Directors (the “Executive Committee”), is comprised of one employee Director and two non-employee Directors, Messrs. Scoroposki (chair), Coleman and Scibelli. The Executive Committee has such powers as may be assigned to it by the Board from time to time. It is currently charged with, among other things, recommending to the Board the criteria for candidates to the Board of Directors, the size of the Board of Directors, the number of committees of the Board of Directors and their sizes and functions, and the nomination and selection of candidates for positions as Board and committee members and the rotation of committee members. In addition, the Executive Committee is responsible for establishing and implementing an evaluation process for the Chief Executive Officer and the Board of Directors and periodically assessing the overall composition of the Board of Directors to ensure an effective membership mix and, when appropriate, recommending to the Board of Directors a chief executive officer succession plan and succession process. The Executive Committee did not meet during fiscal 2003.

Acclaim will consider for election to its Board of Directors a nominee recommended by a stockholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) directorships currently held by the proposed nominee and (iv) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to our Secretary.

During fiscal 2003, the Board of Directors met on seven occasions and acted by written consent on one occasion. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which such director is a member.

Messrs. Gregory E. Fischbach and Bernard J. Fischbach are brothers. There is no family relationship among any of our other directors or executive officers.

DIRECTORS’ COMPENSATION

Messrs. G. Fischbach and Scoroposki are not paid additional compensation for their services as Directors. Non-employee Directors receive (i) a $16,000 annual fee, (ii) reimbursement of their expenses for attending meetings of the Board of Directors and its committees and (iii) an automatic annual grant of options to purchase 18,750 shares of common stock under our 1998 Stock Incentive Plan. In addition, non-employee directors receive a per diem in the amount of $1,000 for each of the following: (a) attendance (in person or by phone) at regularly scheduled board and committee meetings, (b) chairing a committee meeting, and (c) attendance (and/or chairing, as applicable) in person of a special board or special committee meetings and the attendance by telephone at such special meetings, if such meetings last one hour or more. Also, members of the Executive Committee who are non-employee directors and who conduct certain services in connection with leading the search for board and/or officer candidates are entitled to receive $1,000 for each full day (or significant portion thereof) such services are rendered to Acclaim. In addition, options may be granted under our 1998 Stock Incentive Plan to non-employee directors who render services to Acclaim and who are not also members of the Compensation Committee or the Audit Committee; however, we did not issue such options during our 2003 fiscal year, nor do we have any present intention to do so in the future.

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth certain information concerning our named executive officers (other than Messrs. Fischbach and Scoroposki):

Rodney Cousens, 52, Rodney Cousens was appointed our President and Chief Executive Officer in June of 2003. Prior to that time, Mr. Cousens has held positions within the Company of Chief Operating Officer and President of the Company since January of 2003, President and Chief Operating Officer—International of

Acclaim Europe, since October 1996. Additionally, from June 1994 to October 1996, Mr. Cousens held the position of President of Acclaim Europe, and from March 1991 to June 1994, Mr. Cousens held the position of Vice President of Acclaim Europe. Mr. Cousens first became an executive officer of the Company in August 1998.

Gerard F. Agoglia, 52, became an executive officer of Acclaim in August 2000, when he joined Acclaim as Executive Vice President and Chief Financial Officer. Formerly, Mr. Agoglia was Senior Vice President, Chief Financial Officer of Lantis Eyewear Corporation, responsible for strategic initiatives including several successful acquisitions. Prior to such time, Mr. Agoglia served as Corporate Controller of Calvin Klein, Inc. Mr. Agoglia has over 20 years of corporate financial management experience in the apparel and accessories industries. Mr. Agoglia is a Certified Public Accountant and has a Masters of Business Administration degree.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Acclaim’s Directors and executives officers, and persons who own more than ten percent (10%) of a registered class of Acclaim’s equity securities, to file reports of ownership and changes in ownership of our common stock and other equity securities of Acclaim. We have adopted procedures to assist our Directors and executive officers in complying with these requirements, which procedures include assisting Directors and executive officers in preparing forms for filing.

To Acclaim’s knowledge, based solely upon a review to such reports furnished to us and written representations that no other reports were required, we believe that during our fiscal year ended March 31, 2003, all Section 16(a) filing requirements applicable to our Directors and executive officers were completed in a timely manner.

SUMMARY COMPENSATION TABLE

EXECUTIVE COMPENSATION

The following table summarizes all plan and non-plan compensation awarded to, earned by or paid to (i) our Chief Executive Officer and (ii) our most highly paid executive officers, other than our Chief Executive Officer, who in each case were serving as executive officers during and at the end of the last completed fiscal year ended March 31, 2003 (together, the “Named Executive Officers”). Please note that during our 2003 fiscal year, we changed our fiscal year end from August 31 to March 31. Accordingly, the compensation amounts contained in this table reflect the seven month period from September 1 to March 31 for fiscal 2003. In each case, the compensation was for the services rendered in all capacities to Acclaim and its subsidiaries for each of Acclaim’s last four fiscal years:

Name and Principal Position	Year	Salary		Bonus		No. of Securities Underlying Options	All Other Compensation*
Gregory E. Fischbach	2003	$452,083		—		—	27,553	(5)
Co-Chairman	2002	775,000		—		200,000	56,247
	2001	775,000		497,633		—	54,804
	2000	775,000		—		100,000	51,758

James R. Scoroposki	2003	291,667		—		—	21,133	(5)
Co-Chairman, Senior Executive	2002	500,000		—		200,000	35,272
Vice President, Secretary and Treasurer	2001	500,000		421,074		—	34,332
	2000	500,000		—		100,000	12,256

Rodney Cousens	2003	410,121	(1)	800,000		400,000	95,292	(2)
President and Chief Executive Officer	2002	674,064	(1)	492,770	(3)	175,000	154,027	(2)
	2001	643,210	(1)	215,550		300,000	146,075	(2)
	2000	628,400	(1)	—		50,000	144,825	(2)

Gerard F. Agoglia(4)	2003	216,417		—		425,000	7,000
Executive Vice President and	2002	371,000		120,000		135,000	12,000
Chief Financial Officer	2001	350,000		87,500		100,000	12,000
	2000	—	(4)	137,500	(4)	250,000	—

*	Includes dollar values of insurance premiums paid by Acclaim during the fiscal year with respect to term life insurance for the benefit of the Named Executive Officers.

(1)	Of such amount $132,299 in Fiscal 2003, $217,443 in fiscal 2002, $207,490 in fiscal 2001 and $176,302 in fiscal 2000 represents a contribution by Acclaim to the Acclaim Entertainment Employee Benefits Trust (the “Trust”), which was established for the benefit of the employees at AEL. The Trust is directed by a trustee who has the sole discretion to deliver all payments made into the Trust to one or more employees of AEL. Acclaim may request, but does not have the power to direct the Trust to deliver payments to any particular employee. Acclaim has delivered a letter to the trustee requesting that payment of the indicated amount be made to Mr. Cousens. The trustee may choose the method of payment and may not necessarily comply with Acclaim’s request. No individual employee of AEL has any entitlement to amounts held by the Trust until the trustee designates a payment to an individual employee. At this time, no such payments have been designated by the trustee to any employee of AEL.

(2)	Of such amount, $60,565 in Fiscal 2003, $99,543 in fiscal 2002 and $94,987 in fiscal 2001 represent contributions made by Acclaim on behalf of Mr. Cousens under a statutory U.K. pension plan.

(3)	Such amount was paid to the Trust. See footnote 1 above.

(4)

The named executive officer was appointed an executive officer of Acclaim in August 2000 when he joined us as Executive Vice President and Chief Financial Officer. During fiscal 2000, Mr. Agoglia’s compensation consisted of $50,000 representing a signing bonus, and $87,500 representing one-half of his guaranteed bonus. No salary was earned by or paid to Mr. Agoglia in fiscal 2000 as he commenced employment with us on August 28, 2000. See “Employment Contracts, Termination or Employment and Change in Control Arrangements.”

(5)	In accordance with Item 402(a) of Regulation S-K, please refer to Proposal 3 for additional information on other compensatory matters.

No other annual compensation, other compensation, stock appreciation rights or long-term incentive plan awards (all as defined in the proxy regulations promulgated by the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during any of Acclaim’s last four fiscal years.

Option Grants in Last Fiscal Year

The following table sets forth information with respect to grants of options to purchase shares of common stock pursuant to the 1998 Plan to our Named Executive Officers during fiscal year 2003:

	Individual Grants Number of Securities Underlying Options Granted		Percentage of Total Options Granted to Employees in Fiscal Year	Per Share Exercise Price	Market Price on the Date of Grant		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
								5%	10%
Gregory E. Fischbach	—		0%	$—	—		—	$—	$—
James R. Scoroposki	—		0%	—	—		—	—	—
Rodney Cousens	400,000	(1)	9.20%	0.43	0.49	(5)	03/17/13	80,708	231,224
Gerard F. Agoglia	150,000	(2)	3.45%	1.19	1.19		03/03/12	—	—
	275,000	(4)	6.32%	0.43	0.49	(5)	03/17/13	55,486	158,966

(1)	Options to purchase 400,000 shares of common stock were granted to Mr. Cousens under the 1998 Plan in March 2003. Such options are currently exercisable in full.

(2)	An option to purchase 150,000 shares of common stock was granted to Mr. Agoglia under the 1998 Plan in November 2002. Such options become exercisable in three installments, with the first installment occurring six months after the date of grant and then the other two installments becoming exercisable on the second and third anniversaries of the date of the grant.

(3)	These figures were calculated assuming the price of the common stock increased from $0.39 per share (the closing sale price of a share of our common stock on March 31, 2003) at compound rates of 5% and 10% per year for ten years.

(4)	An option to purchase 275,000 shares on common stock was granted to Mr. Agoglia under the 1998 Plan in March of 2003. Such options are currently exercisable in full.

(5)	These options were granted at an exercise price of 85% of the closing price of our common stock on the date of the option grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to each exercise of stock options during fiscal 2003 by our named executive officers and the value as of March 31, 2003 of unexercised stock options held by our named executive officers:

	Number Shares Acquired on Exercise	Value Realized	No. of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End*
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Gregory E. Fischbach	—	$—	800,000	200,000	$—	$—
James R. Scoroposki	—	—	800,000	200,000	—	—
Rodney Cousens	—	—	1,450,834	316,666	—	—
Gerard F. Agoglia	—	—	506,333	390,000	—	—

*	Fair market value of securities underlying the options at fiscal year end minus the exercise price of the options.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND

CHANGE-IN-CONTROL ARRANGEMENTS

Acclaim has employment agreements with each of Gregory E. Fischbach and James R. Scoroposki, for terms due to expire in August 2003. The Company’s Board of Directors approved and each of them have agreed to an extension of the term of these agreements for a period of two (2) years from the expiration date (i.e. August 2005).

The agreements with Messrs. G. Fischbach and Scoroposki provide for annual base salaries of $775,000 and $500,000, respectively, for the term of the agreements. In addition, each of the agreements provides for annual bonus payments to Mr. G. Fischbach in an amount equal to 3.25%, and to Mr. Scoroposki in an amount equal to 2.75%, of the Company’s net pre-tax profits for each fiscal year. The agreement with Mr. Scoroposki specifically allows him to devote that amount of his business time to the business of a sales representative organization controlled by him as does not interfere with the services to be rendered by him to Acclaim. The sales representative organization under his control has officers and employees who oversee its operations. Mr. Scoroposki attends board meetings of such organization but has no active involvement in its day-to-day operations. See “Certain Relationships and Related Transactions.” Under the agreements, Acclaim provides each of Messrs. Fischbach and Scoroposki with $2 million term life insurance and disability insurance.

If the employment agreement of either of Messrs. G. Fischbach or Scoroposki is terminated within one year after the occurrence of a change in control of the Company (other than a termination for cause) or if either of Messrs. G. Fischbach or Scoroposki terminates his employment agreement upon the occurrence of both a change in control of the Company and a change in the circumstances of his employment, he would be entitled to receive severance benefits in an amount equal to the total of (i) three years’ base salary and (ii) three times the largest bonus paid to him for the three fiscal years immediately preceding any such termination of his employment.

Each of the agreements with Messrs. G. Fischbach and Scoroposki provides that, in the event of a change in control of the Company and a change in the circumstances of his employment, all options previously granted to each of them shall vest and become immediately exercisable and Acclaim has agreed to indemnify each of them against any excise taxes imposed on such executive by section 4999(a) of the Internal Revenue Code of 1986, as amended, including all applicable taxes on such indemnification payment.

In addition, at the end of their respective terms, if the agreements with each of Messrs. G. Fischbach and Scoroposki are not renewed on substantially similar terms, the executive would be entitled to receive severance benefits in an amount equal to the total cash compensation paid to him during the 12-month period immediately preceding such termination of his employment.

AEL has an employment agreement with Rodney Cousens providing for Mr. Cousens’ employment as AEL’s President and Chief Operating Executive. Pursuant to Mr. Cousens’ agreement, AEL or Mr. Cousens may terminate the agreement by giving the other not less than six months’ prior written notice after January 2002, unless terminated earlier by AEL for cause. The agreement with Mr. Cousens provides for an annual base salary of UK£366,000 for the term of the agreement, subject to annual increases of not less than 10%. The Company is currently revising Mr. Cousens’ employment agreement to reflect his new role with the Company as Chief Executive Officer and President.

If Mr. Cousens’ employment is terminated (other than a termination for cause) within one year after the occurrence of a change in control of the Company or if Mr. Cousens terminates his employment agreement upon the occurrence of both a change in control of the Company and a change in the circumstances of his employment, he would be entitled to receive severance benefits in an amount equal to the total of (i) three years’ base salary and (ii) three times the largest bonus paid to him for the three fiscal years immediately preceding any such termination of his employment.

In the event Mr. Cousens’ employment is terminated by him after the occurrence of a change in control of the Company and a change in the circumstances of his employment, all options previously granted to Mr. Cousens shall vest and become immediately exercisable.

In January 2003, the employment agreement between the Company and Edmond Sanctis, the Company’s then President of its North American Operations, was terminated. In connection with this employment agreement, we had loaned Mr. Sanctis $300,000 under a promissory note for the purpose of purchasing a new residence. The promissory note bore interest at a rate of 6.00% per annum, which was due by December 31st of each year the promissory note remained outstanding. In January 2003, in connection with terminating the employment agreement, we forgave the unpaid principal balance of the note and the related accrued interest thereon of $302,000. Furthermore, at the time of terminating the employment agreement, we entered into a termination and release agreement that provides for, among other things, the continuation of Mr. Sanctis’ salary and benefits for a period of one (1) year from the date of the termination of his employment.

In February 2003, the employment agreement between the Company and John Ma, the Company’s then head of Strategic Planning, was terminated. At that time, we entered into a termination and release agreement with Mr. Ma that provides for, among other things, the continuation of Mr. Ma’s salary and benefits for a period of one (1) year from date of termination.

Acclaim has entered into a new employment agreement with Gerard F. Agoglia providing for Mr. Agoglia’s continued employment as Executive Vice President and Chief Financial Officer for a term expiring in June 2006 (but which renews annually without written notice by the Company or Mr. Agoglia, as the case may be). The agreement with Mr. Agoglia provides for an annual base salary of $371,000 for the term of the agreement. In addition, the agreement provides for annual bonuses in an amount up to 100% of Mr. Agoglia’s then base salary subject to the achievement by Acclaim and Mr. Agoglia of certain financial goals established by Acclaim.

If Mr. Agoglia’s employment is terminated (i) by him after the occurrence of a change in control of the Company and within one year thereafter there is a change in the circumstances of his employment, (ii) by him if Acclaim breaches a material term of the agreement, or (iii) by Acclaim other than for cause, Mr. Agoglia would be entitled to receive severance benefits in an amount equal to one year’s base salary, as well as any unpaid salary or benefits accrued through the date of termination. In addition, if Mr. Agoglia’s employment is terminated for one of the reasons set forth above, options previously granted to him would become immediately vested and exercisable for a period of 180 days from termination.

Each of the employment agreements described above prohibits disclosure of proprietary and confidential information regarding Acclaim (including AEL in the case of Mr. Cousens) and its business to anyone outside Acclaim both during and subsequent to employment. In addition, the employees agree, for the duration of their employment with Acclaim and for one year thereafter, not to engage in any competitive business activity (in the case of Mr. Cousens, for three months thereafter), nor to persuade or attempt to persuade any customer, software developer, licensor, employee or other party with whom Acclaim has a business relationship to sever its ties with the Company or reduce the extent of its relationship with Acclaim (in the case of Mr. Cousens, for six months thereafter).

BENEFIT PLANS

Acclaim does not have a pension plan. For information with respect to options granted to our Named Executive Officers of Acclaim under our 1998 Stock Incentive Plan, see “Option Grants in Last Fiscal Year” above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no interlocks or insider participation (as defined in the proxy regulations promulgated by the Securities and Exchange Commission) between the Board of Directors or the Compensation Committee thereof and the board of directors or compensation committees of any other company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is comprised of four non-employee Directors. Each Director is independent as required under the applicable listing requirements of the Nasdaq Stock Market with the exception of Mr. Scibelli (who received compensation from Acclaim in connection with his investment banking services in several financing transactions during our 2001 fiscal year, but who pursuant to Nasdaq rules was authorized by the Board to serve on the Audit Committee given his extensive knowledge of our operations and our industry as well as his extensive background in finance). See “Certain Relationships and Related Transactions.” The Audit Committee operates under a written charter.

Primary responsibility for the preparation, presentation and integrity of Acclaim’s financial statements lies with its senior management. Acclaim’s independent auditors are responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion as to the conformity of the financial statements with accounting principles generally accepted in the United States of America. The function of the Audit Committee is to assist our Board of Directors in its oversight responsibilities relating to our accounting policies, internal controls and financial reporting.

The Audit Committee reviews our annual and quarterly financial statements prior to submission to the Securities and Exchange Commission, reviews and evaluates the performance of our independent accountants; consults with our independent accountants regarding internal controls and accuracy of our financial statements; recommends to the Board of Directors the selection of our independent accountants; and assesses the independence of our independent accountants.

The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered whether the provision of non-audit services to the Company by KPMG LLP and the employment of former KPMG LLP employees by the Company is compatible with maintaining the independence of KPMG LLP. In addition the Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Additionally, the Audit Committee has discussed with management and our independent accountants the scope of the audit, our critical accounting policies, and our financial statements. On the basis of the reviews and discussions mentioned, the Audit Committee recommended that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2003 for filing with the SEC. Also based on these reviews, as well as an assessment of the past performance and the key engagement partners at KPMG LLP, the Audit Committee recommended that KPMG LLP be reappointed as Acclaim’s independent auditors for the 2004 fiscal year.

Audit Committee (2003)

James Scibelli            Kenneth L. Coleman            Robert Groman            Michael Tannen

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is charged with determining compensation packages for our Chief Executive Officer and the Senior Executive Vice President and administering our 1998 Employee Purchase Plan, 1998 Option Plan, 1998 Stock Incentive Plan and our 1995 Restricted Stock Plan. The Compensation Committee is also responsible for determining, based on recommendations made by our Chief Executive Officer and Senior Executive Vice President, compensation packages for our other executive officers.

The Compensation Committee recognizes the critical role that the current executive officers have played in our Company. Further, the Compensation Committee recognizes that the services of these same executive officers are crucial to continued success. Therefore, the primary objective of each executive’s compensation package is to provide a remuneration opportunity that will motivate and retain our key executives.

Based on this belief, the Compensation Committee adopted the following basic principles for compensating the executive, management and employee group:

•	compensation plans should reward individual and corporate achievement; and

•	short- and long-term incentives must be effectively balanced to satisfy both our short- and long-term needs.

Periodically, the Compensation Committee reviews our financial performance and the related executive pay levels of a select group of companies in the media and entertainment industries. It is the goal of the Compensation Committee that salaries for our top executives be in the 50th to 75th percentile range. If warranted by our profitability, the Compensation Committee believes that executives should have an opportunity to exceed the 75th percentile. To date, the effective mixing of annual bonuses based on pre-tax profits and stock options has contributed significantly to the retention and motivation of our executive team.

The Compensation Committee is also aware that, with the convergence of various segments of the telecommunications, consumer electronics/computer, media and entertainment industries and the growth of interactive technologies, a number of large telecommunications, consumer electronics/computer, media and entertainment companies have entered or are actively considering entering our market. Based on the potential opportunities in the growing multi-media market, these organizations have the incentives and ability to make a substantial investment in our line of business. To penetrate this market quickly, it would be necessary for them to recruit experienced key executives. Considering the limited pool of executives with the necessary experience, the Compensation Committee is concerned that our current executives would be sought after by such competitors.

In order to assess the risk of potential competing pay packages that may be offered to our key executives by large telecommunications, consumer electronics/computer, media and entertainment companies, the Compensation Committee utilized the results from previously conducted research regarding compensation practices at a select group of these companies.

Based on the results of such research and the Compensation Committee’s own knowledge of compensation packages for comparable positions at other companies, both public and private, the Compensation Committee devised pay packages that consist of three components, each designed to achieve a distinctive objective:

Base Salary provides regular compensation for services rendered at a sufficient level to retain and motivate its executive officers.

Annual Bonus provides an incentive and reward for short-term financial success. For the top two executives, annual bonuses are based solely on our net pre-tax profits. This eliminates the Compensation Committee’s discretion in determining annual bonuses. Generally, for all other employees, annual bonuses are determined based on the recommendation of our Co-Chairmen and are based primarily on our performance, the individual’s performance, the performance of the group or division in which the individual works, as well as other relevant factors.

Stock Options have been and continue to be an integral part of the pay package of our executives and employees. Options have substantially kept our key management team in place since our inception and have provided a unique compensation opportunity. The Compensation Committee believes that stock options, which are designed to focus attention on stock values, are the most effective way of aligning the long-term interests of executives, managers and employees with those of our stockholders. Options are customarily granted at prices equal to the fair market value at the date of the grant, are not exercisable until the first anniversary of the date of the grant and do not become fully exercisable until the third anniversary of the date of the grant. Options generally remain exercisable during employment until the tenth anniversary of the date of grant, which provides executives an incentive to increase stockholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years. Options are generally granted to our Co-Chairmen by the Compensation Committee and to our other executive officers and employees by the Compensation Committee, based on the recommendation of our Co-Chairmen. During fiscal 2003, the following grants of options were made to certain named executive officers (i) options to purchase 400,000 shares of common stock were granted to Rodney Cousens and (ii) options to purchase 425,000 shares of common stock were granted to Gerard Agoglia. No other options were granted to named executive officers.

The Company is subject to Section 162(m) of the Code, which limits the deductibility of certain compensation payments to its executive officers for Federal income tax purposes. The limit, which applies to a company’s chief executive officer and the four other most highly compensated executive officers, is $1 million (the “Deductibility Limit”), subject to certain exceptions. The exceptions include the general exclusion of performance-based compensation from the calculation of an executive officer’s compensation for purposes of determining whether his or her compensation exceeds the Deductibility Limit. We do not have a policy requiring the Compensation Committee to qualify all compensation for deductibility under this provision. The Compensation Committee’s current view is that any non-deductible amounts will be immaterial to our financial or tax position, and that we derive substantial benefits from the flexibility provided by the current system, in which the selection and quantification of performance targets are modified from year to year to reflect changing conditions. However, the Compensation Committee does consider the net cost to us in making all compensation decisions and will continue to evaluate the impact of this provision on our compensation programs. While we generally do not expect to pay our executive officers compensation in excess of the Deductibility Limit, the Compensation Committee also recognizes that in certain instances it may be in our interest to provide compensation that is not fully deductible.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

The Compensation Committee and the Board of Directors recognize the unique skills and experience of our Chief Executive Officer. The goal of the Compensation Committee in developing a pay package for our Chief Executive Officer was to provide a significant incentive to motivate and retain his services for a significant term. We are currently revising Mr. Cousens’ employment agreement to reflect his new role with the Company as Chief Executive Officer and President. Our current agreement with Mr. Cousens provides:

Base Salary.    Base salary of approximately $599,000 per year with an annual increase in base salary of not less than 10% provided during the term of the agreement.

Annual Bonus.    An annual bonus in an amount up to 100% of Mr. Cousens’ then base salary subject to the achievement by Acclaim and Mr. Cousens of certain financial goals established by Acclaim, if any, will be contributed to the Acclaim Entertainment Employee Benefits Trust. For further information please see page 12 under the heading “Summary Compensation Table, Executive Compensation.” The Compensation Committee believes that the bonus structure provides our Chief Executive Officer with sufficient incentive.

Stock Options.    Stock option grants are determined annually and options will generally vest equally over a three-year period. In fiscal 2003, our Chief Executive Officer received an option to purchase 400,000 shares of our common stock, which options vested immediately in full. Under the 1998 Plan, in no event will the Chief Executive Officer receive options to purchase more than 400,000 shares in any single calendar year.

Equity Compensation.     Our Board of Directors has authorized the issuance of up to 1,500,000 shares of our common stock to Mr. Cousens in connection with his appointment to the position of Chief Executive Officer. Those shares are the subject of Proposal 4. Assuming stockholder approval of Proposal 4, these shares will be issued upon Mr. Cousen’s execution of his new employment agreement with us.

Unlike most large media and entertainment companies, no pension plan is provided for the Company’s executives. The Compensation Committee believes that these programs at other companies are substantial. It believes, however, that compensation is more effectively used by the application of the components described above.

In setting the proposed compensation package associated with the new agreement with Mr. Cousen’s, a number of factors are being considered, including:

•	the total return to our stockholders as compared to competitor companies during the five years prior to the execution of the employment agreement;

•	the unique skills and experience of the Chief Executive Officer;

•	total compensation of key executives at a select group of entertainment and media companies; and

•	the importance of the Chief Executive Officer to our success and the need to provide him with a significant incentive to motivate and retain his services.

Compensation Committee (2003)

Kenneth L. Coleman            James Scibelli            Michael Tannen

PROPOSAL NO. 2:	APPROVAL PURSUANT TO NASDAQ MARKETPLACE RULE 4350(i)(1)(D) FOR THE ISSUANCE OF SHARES AT PRICES BELOW THE THEN CURRENT MARKET PRICE IN CAPITAL RAISING TRANSACTIONS

Background

Management has recommended to the Board of Directors that, to support the Company’s actual and potential cash needs, the Company will need to avail itself of potential financing opportunities, including the private placement of its securities. Management informed the Board that the ability of the Company to offer its securities in such private placements at an offering price below the greater of the market price or book value of such securities at the time of such private placements would afford the Company greater flexibility in structuring future financings. However, NASDAQ Marketplace Rule 4350(i)(1)(D) requires stockholder approval prior to the sale or issuance or potential issuance of shares, or securities convertible into or exercisable for shares, equal to twenty percent (20%) or more of the Company’s common stock or twenty percent (20%) or more of the voting power of the Company outstanding before the issuance, if the effective sale price of the common stock is less than the greater of the book or market value of the common stock. Shares of the Company’s common stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such capital raising transaction are considered shares issued in such transaction in determining whether the 20% limit has been reached.

On or about June 5, 2003, the Company completed a private placement of its common stock, yielding gross proceeds of $9.0 million in connection with the sale of approximately 16,400,000 shares of its common stock (or approximately 17% of the Company’s Common Stock prior to the consummation of the private placement) to a limited group of private investors (the “June 2003 Equity Transaction”). The shares issued in the June 2003 Equity Transaction were issued at an offering price below the greater of the market price or book value of such securities at the time of such private placements.

Shares of the Company’s common stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such capital raising transaction are considered shares issued in such transaction in determining whether the 20% limit has been reached. Management believes the delay required to arrange for a meeting of stockholders to approve a specific transaction might jeopardize the Company’s ability to complete finance transactions. In order to comply with the possible application of this NASDAQ rule, the Company is seeking stockholder approval for the issuance and sale of shares in a potential private placement or other capital raising transaction (“Potential Equity Investment”) so that the Board of Directors will have flexibility to timely enter into and close such capital raising transaction or transactions. There are various reasons management may seek additional financing in the six month period following the shareholders meeting. The Company may need additional capital to fund operations and for its working capital needs. Additionally, management has determined that an equity investment through the issuance and sale of equity or convertible securities would most likely provide the greatest value to the stockholders, and would be most beneficial to the Company as a whole.

Potential Equity Investments

The Company has retained the same investment bankers who assisted the Company in consummating the June 2003 Equity Transaction, to pursue additional equity financing. Given the uncertainty of the ultimate sales price for securities placed in any such private placement or other equity investment, and the percentage of the Company’s currently outstanding Common Stock that may be sold, the sale of shares in a Potential Equity Investment (or one or more equity transactions which NASDAQ would consider to be integrated) would result in the issuance of 20 percent or more of the outstanding voting stock of the Company and/or 20 percent or more of the voting power, at a price less than the greater of the book value or the market value of the shares. Therefore, the Company is seeking stockholder approval because the potential issuance and sale of shares would trigger the threshold requiring approval under NASDAQ Marketplace Rule 4350(i)(1)(D). The Company believes that the current capital market environment requires management to maintain maximum flexibility in order to be able to timely consummate any potential capital-raising transaction without undue delay.

The Board of Directors has the authority, without stockholder approval and in compliance with the NASDAQ rules, to authorize the issuance in each separate transaction (which is not integrated, under NASDAQ’s interpretation of its own rules, with other transactions) of up to 20% of its shares outstanding before such transaction. The Company currently has 113,084,491 shares outstanding. However, the shares and derivative securities issued in the June 2003 Equity Transaction may be integrated with any subsequent private placement by the Company where the price of the securities offered by the Company was less than the greater of the book value or the market value of the shares at the time of the transaction. The approval of Proposal No. 2 will give the Board of Directors the right to authorize the issuance of an aggregate of 30,000,000 additional shares of the Company’s common stock. These shares may not be issued for total aggregate consideration to the Company of less than $15,000,000 (or such proportionately lower amount depending upon the number of shares actually issued by us) and the purchase price or conversion price of such shares cannot be less than 75% of the then current market price. We may enter into more than one transaction for the sale of our securities in accordance with this proposal and if we issue less than 30,000,000 shares in such transaction, then the minimum aggregate consideration amount will be proportionately reduced.

Effect of a Potential Equity Related Investment upon Existing Stockholders

Approval of Proposal No. 2 will give the Board of Directors complete discretion to determine the amount, type and terms of securities to be issued by the Company. For example, the Company may issue any one or more of common stock, preferred stock convertible to common stock, debt securities or other debt obligations convertible to common stock, options and warrants. Some or all of these securities may be issued to investment bankers, placement agents, financial advisors and others who assist the Company in raising capital or in financial affairs, for services rendered and not for cash investment. The Board of Directors will have discretion to determine any applicable dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters. If securities convertible into or exercisable for Common Stock are issued in a Potential Equity Investment and such securities, at the time of issuance, constitute 20% or more of the Company’s securities and/or 20% or more of the Company’s voting power outstanding prior to such issuance, then stockholder approval of the Potential Equity Investment also will constitute approval of the issuance of shares of Common Stock upon conversion of such securities, and no additional approval will be solicited.

It is expected that any such securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state or foreign country. The securities will likely be offered and sold in reliance on Section 4(2) of the Securities Act or another applicable exemption. However, it is also likely that the terms of the transactions will require the Company to register the shares of Common Stock for resale by the investors after closing of the investment.

Any transaction requiring approval by stockholders under NASDAQ Rule 4350(i)(1)(D), would be likely to result in a significant increase in the number of shares of common stock of the Company outstanding on a fully-diluted basis, and current stockholders will own a smaller percentage of the outstanding Common Stock of the Company. If convertible preferred stock, convertible debt or another senior security is issued in the Potential Equity Investment, the holders of the shares of such preferred stock, debt or senior security will have claims on the Company’s assets and other rights superior to holders of common stock. Stockholders should note that the Board of Directors has the authority under the Company’s certificate of incorporation to issue up to 1,000,000 shares of preferred stock in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Board of Directors determines.

In addition, stockholders may experience potential dilution in the market price of the Company’s shares as a result of issuances of shares of Common Stock at prices below the current market price. Such issuance could cause the market price of the Company’s shares to remain at or decline below their current levels.

No Appraisal Rights

Under Delaware law, stockholders are not entitled to appraisal rights with respect to this proposal.

Vote Required

Proposal 2 requires that the votes cast in person or by proxy by holders of our common stock favoring the proposal exceeds the votes cast by holders or our common stock opposing the proposal, provided a quorum is present. Brokers do not have discretionary authority to vote on such proposal. Abstentions will be counted as shares present for purposes of determining the presence of a quorum but will have the same effect as a vote against such proposal. The shares which are the subject of Proposal 3 will not be voted on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 2, APPROVAL OF THE ISSUANCE AND SALE OF EQUITY SECURITIES IN ORDER TO COMPLY WITH NASDAQ MARKETPLACE RULE 4350(I)(1)(D). THE PERSONS NAMED IN THE ACCOMPANYING PROXY OR THEIR SUBSTITUTES WILL VOTE SUCH PROXY FOR THIS PROPOSAL UNLESS IT IS MARKED OTHERWISE.

PROPOSAL No. 3:	RATIFICATION OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN COMPLIANCE WITH NASDAQ RULE 4350(I)(1)(A)

Effective March 31, 2003, we entered into an amendment and modification agreement of our Revolving Credit and Security Agreement, dated as of January 1, 1993, as amended, with our lender, GMAC Commercial Credit LLC (“GMAC”). This amendment permits, among other things, us to obtain supplemental discretionary over formula borrowings of up to $11,000,000 through May 31, 2003, which thereafter is reduced to $5,000,000 through September 29, 2003, and on September 30, 2003 our borrowings shall be brought back into formula. Effective May 30, 2003, in accordance with the terms of the amendment, we reduced our over formula borrowings with GMAC to $5,000,000.

As a condition precedent to GMAC’s entering into this amendment, GMAC required that Mr. Gregory Fischbach, Co-Chairman of our Board of Directors and Mr. James Scoroposki, Senior Executive Vice President and Co-Chairman of our Board of Directors (together, the “Investors”) personally deposit, in equal amounts, an aggregate cash deposit of $2,000,000 (the “Deposit”) with GMAC in order to secure a limited guarantee of our obligations under the amended credit agreement. In accordance with the requirements of GMAC, Mr. Fischbach and Mr. Scoroposki both entered into cash deposit and limited guarantee agreements with GMAC.

As consideration to the Investors for making the Deposit and the entering into of the limited guaranties, and based upon the advice of and a fairness opinion obtained from, an independent financial advisor engaged by our Audit Committee and approved by our Board of Directors in connection with this transaction, we issued, effective March 31, 2003, to each of the Investors 2,000,000 shares of our common stock (the “Shares”), with an aggregate market value of $1,560,000 at the time of the issuance, and a warrant to purchase 500,000 shares of our common stock at an exercise price of $0.50 per share, with an aggregate market value of $305,000 at the time of the issuance. Mr. Fischbach and Mr. Scoroposki have agreed that they will not transfer nor vote the Shares until such time as stockholder approval for this proposal 3 has been obtained.

If on September 30, 2003 we bring our borrowings back into formula, then the Deposit would be returned to the Investors by GMAC within five (5) days following the repayment of the over formula amount in full by us. If we are unable to bring our borrowings back into formula on September 30, 2003, then in accordance with our agreement with GMAC and the Investors, GMAC would apply the Deposit to our outstanding obligations and not return the Deposit to the Investors. In the event the Deposit is applied by GMAC to our outstanding obligations and not returned to the Investors, then we are required to either repay such amount to the Investors and if we do not do so, then the Investors shall have the right to off-set such amount, to the extent permitted by applicable law, against any outstanding monetary obligations that the Investors may have to us.

Why We Need Stockholder Approval

Because our common stock is traded on The Nasdaq SmallCap Market (“Nasdaq”), we are subject to the Nasdaq Marketplace Rules. The Board of Directors has submitted this Proposal 3 to the stockholders for approval because Nasdaq has advised us that certain NASD Rules require us to obtain stockholder ratification of the issuance of the Shares to the Investors.

Under Nasdaq Marketplace Rule 4350(i)(1)(a), Nasdaq-listed companies must obtain stockholder approval of a plan or arrangement under the following paragraph:

“when a stock option or purchase plan is to be established or other arrangement made pursuant to which stock may be acquired by officers or directors, except for warrants or rights issued generally to security holders of the company or broadly based plans or arrangements including other employees. In a case where the shares are issued to a person not previously employed by the company, as an inducement essential to the individual’s entering into an employment contract with the company, shareholder approval will generally not be required. The establishment of a plan or arrangement under which the amount of securities which may be issued does not exceed the lesser of 1% of the number of shares of common stock, 1% of the voting power, or 25,000 shares will generally not require shareholder approval.”

Nasdaq has informed us that, based upon unpublished internal interpretations of Rule 4350(i)(1)(a), it is Nasdaq’s view that our issuance of the Shares to the Investors is considered an “other arrangement” whereby the Investors acquired shares of our Common Stock, and falls within the purview of Rule 4350(i)(1)(a). While our issuance of the Shares was solely as fee-based remuneration to the Investors for their personal provision of the Deposit as cash collateral to GMAC, Nasdaq has advised us that in their view, stockholder approval for such a transaction is required. We are therefore seeking stockholder approval to address Nasdaq’s application of Rule 4350(i)(1)(a) as to the issuance of the Shares. Nasdaq has advised us that the ratification and approval sought under Proposal 3 will satisfy the required stockholder approval requirements under such Rule.

Vote Required

Proposal 3 requires that the votes cast in person or by proxy by holders of our common stock favoring the proposal exceeds the votes cast by holders of our common stock opposing the proposal, provided a quorum is present. Brokers do not have discretionary authority to vote on such proposal. Abstentions will be counted as shares present for purposes of determining the presence of a quorum but will have the same effect as a vote against such proposal. All shares, other than the Shares which are the subject of this Proposal 3, held as of the Record Date by Mr. Fischbach and Mr. Scoroposki may be voted on Proposal 3.

Impact if Stockholder Approval is Not Obtained

A failure by us to obtain stockholder approval of this Proposal 3 would require us to rescind the issuance of the Shares to the Investors if we wished to retain our Nasdaq listing. The Investors would then be entitled to, (i) receive other comparable compensation from us, (ii) seek their legal remedies in order to secure such compensation and (iii) seek a return of their cash collateral from GMAC. Such action would have a material adverse effect on us, including, among other things, a default under our credit agreement with our primary lender. If such a default were to occur, our lender could pursue its remedies, including: (1) penalty rates of interest; (2) demand for immediate repayment of the debt; and/or (3) the foreclosure on any of our assets securing the debt. Additionally, if such an adverse event were to occur we could be forced to secure alternative sources of financing which, even if available, would likely be on terms substantially less favorable to us.

In any such event, if stockholder approval for Proposal 3 is not obtained, our operations and liquidity would be materially and adversely affected.

THE BOARD OF DIRECTORS, WITH MR. FISCHBACH AND MR. SCORORPOSKI ABSTAINING, UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN COMPLIANCE WITH NASDAQ RULE 4350(i)(1)(a).

PROPOSAL NO. 4:	APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK TO THE ACCLAIM ENTERTAINMENT EMPLOYEE BENEFITS TRUST FOR THE BENEFIT OF RODNEY COUSENS OUR NEW CHIEF EXECUTIVE OFFICER

Effective June 1, 2003, Rodney Cousens, our then Global President and Chief Operating Officer, was appointed by our Board of Directors to the position of Chief Executive Officer. Mr. Cousens succeeded our co-founder, Gregory Fischbach, who had held the position since our inception in 1987. In connection with the appointment of Mr. Cousens to the position of Chief Executive officer, our Compensation Committee authorized and our Board of Directors ratified, effective May 30, 2003, the proposed issuance of 1,500,000 shares (the “Incentive Shares”), with an aggregate market value of $1,170,000 at the time of the authorization, of our Common Stock to the Acclaim Entertainment Employee Benefits Trust, for the benefit of Mr. Cousens. The purpose of the Incentive Shares is to recognize the unique skills and experience of Mr. Cousens and to provide a significant incentive to motivate and retain his services as CEO for a significant term. Assuming stockholder approval of this Proposal 4, these shares will be issued to Mr. Cousen’s upon execution of his new employment agreement with us.

For additional information on Mr. Cousens please see page 10 under the heading “Executive Officers of the Company”, page 12 under the heading “Summary Compensation Table, Executive Compensation”, page 13 under the heading “Option Grants in Last Fiscal Year”, page 15 under the heading “Employment Agreements, Termination of Employment and Change-in-Control Arrangements” and page 18 under the heading “Compensation of Chief Executive Officer”.

Vote Required

Proposal 4 requires that the votes cast in person or by proxy by holders of our common stock favoring the proposal exceeds the votes cast by holders of our common stock opposing the proposal, provided a quorum is present. Brokers do not have discretionary authority to vote on such proposal. Abstentions will be counted as shares present for purposes of determining the presence of a quorum but will have the same effect as a vote against such proposal. All shares held as of the Record Date by Mr. Cousens may be voted on Proposal 4. The Shares which are the subject of Proposal 3 will not be voted on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE ISSUANCE OF SHARES OF OUR COMMON TO RODNEY COUSENS OUR NEW CHIEF EXECUTIVE OFFICER.

PERFORMANCE GRAPH

The following performance graph is a line graph comparing the yearly change in the cumulative total stockholder return on the common stock against the cumulative return of The Nasdaq Stock Market (U.S. Companies) Index and the Dow Jones Entertainment and Leisure-Recreational Products and Services Index for the five fiscal years ended August 31, 2002 and the fiscal year ended March 31, 2003.

Value of $100 invested over five years:
Acclaim Entertainment, Inc. common stock	$9.75
The Nasdaq Stock Market (U.S. Companies) Index	$84.49
Dow Jones Entertainment and Leisure-Recreational Products and Services Index	$69.81

PROPOSAL NO. 5: SELECTION OF INDEPENDENT AUDITORS

At the recommendation of the Audit Committee, the Board of Directors has selected KPMG LLP to serve as independent auditors of the Company for its fiscal year ending March 31, 2004. Although stockholder ratification of the Board of Directors’ action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon the selection of its independent auditors and, if the stockholders disapprove of the selection, intends to consider the selection of other independent auditors for the current fiscal year.

Representatives of KPMG LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Fees charged by KPMG LLP for fiscal year 2003 and 2002 were as follows:

Fee Category	Fiscal 2003	Fiscal 2002
Audit services including the annual and quarterly reviews of our financial statements, statutory audits and services in connection with SEC registration statements	$612,220	$719,565
Audit related services	30,100	180,476
Tax related services	109,160	83,689
Other	—	163,342

Total Fees	$751,480	$1,147,072

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining the independence of KPMG LLP. Additionally, our Audit Committee has approved the engagement of KPMG as our auditors for our 2004 fiscal year.

All of the work performed by KPMG LLP on the audit of annual financial statements for fiscal year 2003 was performed by persons employed by KPMG LLP on a full-time basis.

Vote Required

Proposal 5 requires that the votes cast in person or by proxy by holders of our common stock favoring the proposal exceed the votes cast by holders of our common stock opposing the proposal, provided a quorum is present. Brokers have discretionary authority to vote on such proposal. Abstentions will be counted as shares present for purposes of determining the presence of a quorum but will have the same effect as a vote against such proposal. The Shares which are the subject of Proposal 3 will not be voted on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 31, 2003, our primary lender and we amended our North American credit agreement to allow for supplemental discretionary loans of up to $11.0 million through May 31, 2003, which thereafter is reduced to $5.0 million through September 29, 2003 above the standard formula for short-term funding. On September 30, 2003, we are required to repay any amounts owed above the standard formula. As a condition for the amendment, Gregory Fischbach and James Scoroposki (the “Affiliates”) pledged an aggregate cash deposit of $2.0 million with our primary lender in order to provide a limited guarantee of our obligations. Our primary lender will return the cash deposit provided by the Affiliates within five days following our timely repayment of the supplemental discretionary loans. As consideration to the Affiliates for making the deposit, and based upon the advice of, and a fairness opinion obtained from an independent financial advisor, on March 31, 2003, the Audit Committee approved and the Board of Directors authorized the issuance to each Affiliate 2,000,000 shares of our common stock with an aggregate market value of $1,560,000 and a warrant to purchase 500,000 shares of our common stock at an exercise price of $0.50 per share. In addition, we have entered into an agreement with each of the Affiliates which stipulates that in the event the deposit is applied by our primary lender to our outstanding supplemental loan obligations and not returned to the Affiliates, we will either repay such amount to the Affiliates or offset such amount, to the extent permitted by applicable law, against the balance of any net amounts due to us by the Affiliates.

Mr. James Scoroposki, one of our officers, director and principal, is the sole stockholder, a director and president of a sales representative organization selling interactive entertainment software. Such sales representative organization acts as one of our sales representatives, receives commissions from us with respect to interactive entertainment software sold by us and will continue to do so during fiscal 2004. For the fiscal year ended March 31, 2003, the commissions incurred by us to such sales representative organization amounted to $278,939. The agreement between us and such sales representative organization are on terms that are at least as favorable to us as we could have obtained from unaffiliated third parties. We have been advised by Mr. Scoroposki that the sales representative organization derives most of its revenue from parties other than us.

The firm of Fischbach, Perlstein & Lieberman LLP, of which Bernard J. Fischbach, one of our directors, is a partner, performs legal services for us and will continue to do so for fiscal 2004. For the fiscal year ended March 31, 2003, fees incurred by us for said services amounted to $527,933.

In March 2001, our lead lender entered into participation agreements with certain investors under and pursuant to the terms of the revolving credit and security agreement between Acclaim and the lender. Following the participation, the lender advanced $9.5 million to Acclaim pursuant to the revolving credit and security agreement for working capital purposes. As an inducement to the investors to effect the participation, Acclaim issued to the investors five-year warrants to purchase up to an aggregate of 2,375,000 shares of common stock of exercisable at an initial price of $1.25 per share. Separate entities owned by each of Gregory Fischbach and James Scoroposki, officers and directors of the Company, received warrants to purchase 625,000 shares of our common stock of in connection with the pro rata allocation of their $2.5 million investment in the participation. James Scibelli, one of our four Directors, received warrants to purchase 125,000 shares of common stock in connection with the pro rata allocation of his $500,000 investment in the participation.

In October 2001, we issued a total of 1,125,000 shares of our common stock to two of our executive officers when they exercised their warrants with an exercise price of $3.00 per share. For the shares we issued, we received cash of $23,000 for their par value and two promissory notes totaling $3,352,000 for the unpaid portion of the exercise price of the warrants. The principal amount and accrued interest are due and payable on the earlier of (i) August 31, 2003 and (ii) to the extent of the proceeds of any warrant share sale, the third business day following the date upon which the respective executive sells any or all of the warrant shares. The terms and provisions of the notes will not be materially modified or amended, nor will the term be extended or renewed. The notes provide us full recourse against the officers’ assets. The notes bear interest at our primary lender’s prime rate plus 1.50% per annum. In May and June of 2003, each of our executive officers pre-paid all of the interest and a portion of the principal of these promissory notes.

In July 2001, we issued a total of 1,500,000 shares of our common stock to two of our executive officers when they exercised their warrants with an exercise price of $2.42 per share. For the shares issued, we received cash of $30,000 for their par value and two promissory notes totaling $3,595,000 for the unpaid portion of the exercise price of the warrants. The principal amount and accrued interest are due and payable on the earlier of (i) August 31, 2003 and (ii) to the extent of the proceeds of any warrant share sale, the third business day following the date upon which the respective executive sells any or all of the warrant shares. The terms and provisions of the notes will not be materially modified or amended, nor will the term be extended or renewed. The notes provide us full recourse against the officers’ assets. The notes bear interest at our primary lender’s prime rate plus 1.50% per annum. In May and June of 2003, each of our executive officers pre-paid these promissory notes in full, including all principal and interest thereon.

In October 2001, Acclaim issued to each of Gregory Fischbach and James Scoroposki a warrant to purchase 625,000 shares of our common stock at an exercise price of $2.88 per share, in consideration for Messrs. G. Fischbach and Scoroposki personally pledging to Acclaim’s primary lender shares of their common stock valued at $5 million in the aggregate to partially secure an overadvance to the Company under our revolving credit and security agreement with our primary lender. The warrants may be exercised at any time until April 2, 2012.

STOCKHOLDER PROPOSALS

Any of our eligible stockholders who wish to submit a proposal for action at our next annual meeting of stockholders and desires that such proposal be considered for inclusion in our proxy statement and form of proxy relating to such meeting must provide a written copy of the proposal to us at our principal executive offices not later than March 4, 2004, and must otherwise comply with the rules of the Securities and Exchange Commission relating to stockholder proposals.

The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by an eligible stockholder for action at our next annual meeting of stockholders, but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by us at our principal executive office not later than May 17, 2004, and certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied. Stockholders proposals should be addressed to our Secretary at the address set forth below.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Proxy Statement:

(1)	The Company’s Annual Report on Form 10-KT for the fiscal year ended March 31, 2003 (File No. 0-16986);

(2)	Current Reports on Form 8-K, filed on June 2, 2003, June 10, 2003 and July 18, 2003; and

(3)	The information regarding Acclaim’s common stock contained in the Registration Statement on Form 8-A, filed on June 8, 1988 (File No. 0-16986), as amended by the Current Report on Form 8-K, filed on August 25, 1989 (File No. 33-9460-C), relating to the one-for-two reverse stock split effected by Acclaim.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the date of the Meeting, shall be deemed to be incorporated by reference in this Proxy Statement and to be a part of this Proxy Statement from the respective dates of filings of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

The Company undertakes to provide, without charge, to each person to whom this Proxy Statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for such documents should be directed to the office of the Chief Financial Officer, Acclaim Entertainment, Inc. One Acclaim Plaza, Glen Cove, NY 11542. Telephone requests for such copies should be directed to the Director of SEC Compliance at 516-656-5000.

MISCELLANEOUS

The Board of Directors does not intend to present and knows of no others who intend, nor has it received timely notice of any stockholder’s intention, to present at the meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote any proxies on such matters in accordance with their judgment.

Copies of our 2003 Annual Report on Form 10-K are being mailed to our stockholders simultaneously with this Proxy Statement.

By order of the Board of Directors,

JAMES R. SCOROPOSKI

Secretary

One Acclaim Plaza

Glen Cove, New York

August 3, 2003